FOR IMMEDIATE RELEASE

First National Community Bank Enhances Capital Position by Divesting Monroe County Branch Banking Activities

➢	FNCB maintains focus on core Northeastern Pennsylvania markets

➢	Transaction will improve Bank’s operating efficiency and capital ratios

Dunmore, Pa., August 16, 2013—First National Community Bancorp, Inc. (OTCQB: FNCB), the parent company of Dunmore-based First National Community Bank, today announced the execution of a Purchase and Assumption Agreement (“Agreement”) for the sale of its retail banking activities in Monroe County, Pennsylvania to ESSA Bank & Trust, the wholly owned subsidiary of ESSA Bancorp, Inc. (NasdaqGS:ESSA). The transaction is subject to regulatory approvals and is expected to close in the fourth quarter of 2013. [Refer to SEC Form 8-K for the terms of the transaction].

“The divesture of our Monroe County branch banking activities will provide FNCB with an immediate financial benefit, and is expected to further strengthen our capital position,” said Steven R. Tokach, President and Chief Executive Officer. “Our decision to exit retail banking activities in Monroe County is strategically consistent with the steps we’ve taken to improve operating efficiency and profitability. The decision to sharpen the focus of our retail banking activities, along with investments in our infrastructure and product enhancements, will elevate our efforts to strengthen market share in our core service areas in Lackawanna, Luzerne and Wayne counties. We thank our employees and customers in Monroe County for their loyalty and support, and we are confident that ESSA will continue to serve these markets well. Our team will work closely with ESSA in the coming months to assure a smooth transition of the Monroe County customer accounts.”

About First National Community Bank:

First National Community Bancorp, Inc. is the bank holding company of First National Community Bank, which provides personal, small business and commercial banking services to individuals and businesses throughout Northeastern Pennsylvania. Upon completion of the sale, FNCB will have 19 retail branch locations in Lackawanna, Luzerne, and Wayne counties. The institution was established as a National Banking Association in 1910 as The First National Bank of Dunmore, and has been operating under its current name since 1988. The Company’s common stock trades on the OTCQB under the symbol FNCB.

Additional product, Company and investor information is available at FNCB’s web site, please visit www.fncb.com.

MEDIA CONTACT:	INVESTOR CONTACT:

Joseph J. Earyes, CPA	James M. Bone, Jr., CPA
First Senior Vice President and	Executive Vice President and
Chief Retail Banking & Operations Officer	Chief Financial Officer
First National Community Bank	First National Community Bank

(570) 558-6701	(570) 348-6419
joseph.earyes@fncb.com	james.bone@fncb.com

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various risks, uncertainties and other factors (some of which are beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ include, but are not limited to, the following: the strength of the United States economy in general and the strength of the local economies in the Company’s markets; the effects of, and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services; the ability of the Company to compete with other institutions for business; the composition and concentrations of the Company’s lending risk and the adequacy of the Company’s reserves to manage those risks; the valuation of the Company’s investment securities; the ability of the Company to pay dividends or repurchase common shares; the ability of the Company to retain key personnel; the impact of any pending or threatened litigation against the Company; the marketability of shares of the Company and fluctuations in the value of the Company’s share price; the impact of the Company’s ability to comply with its regulatory agreements and orders; the effectiveness of the Company’s system of internal controls; the ability of the Company to attract additional capital investment; the timing of the Company’s annual shareholder meeting; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities, capital adequacy and insurance); the impact of technological changes and security risks upon the Company’s information technology systems; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms, and the success of the Company at managing the risks involved in the foregoing and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission.

The Company cautions that the foregoing list of important factors is not all inclusive. Readers are also cautioned not to place undue reliance on any forward-looking statements, which reflect management’s analysis only as of the date of this release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company to reflect events or circumstances occurring after the date of this release. Readers should carefully review the risk factors described in the Annual Report and other documents that the Company periodically files with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2012.

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